Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-226039 on Form S-8 of our report dated June 25, 2021, relating to the financial statements and supplemental schedule of the Dominion Energy West Virginia Union Savings Plan (the Plan), formerly known as Dominion Energy Transmission & West Virginia Union Savings Plan, appearing in this Annual Report on Form 11-K of the Dominion Energy West Virginia Union Savings Plan for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Richmond, Virginia

June 25, 2021